SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – July 13, 2010

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-52710	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Wall Street New York, New York	10286
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (212) 495-1784

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Notice to Terminate Existing Change in Control Agreements.

The Bank of New York Mellon Corporation (the “Corporation”) has notified executive officers who are currently parties to change in control severance agreements with the Corporation (including Robert P. Kelly, Thomas P. Gibbons, Gerald L. Hassell and Steven G. Elliott, who are named executive officers of the Corporation) of the Corporation’s intent to terminate each such agreement, effective upon the expiration of the notice period required under each such agreement. In connection with such notification, certain executive officers are being offered the opportunity to voluntarily waive coverage under their change in control agreements, to acknowledge cancellation and/or clarification of certain other benefits and to commence participation under The Bank of New York Mellon Corporation Executive Severance Plan (described below).

Adoption of Severance Plan.

In addition, on July 13, 2010, the Corporation adopted The Bank of New York Mellon Corporation Executive Severance Plan (the “Plan”), which provides severance benefits under certain circumstances to Plan participants, who are selected by the Human Resources and Compensation Committee of the Board (the “HRCC”). The Corporation’s executive officers (including the named executive officers identified above) will only be eligible to participate in the Plan if they agree to waive their existing change in control agreements, as described above, and they shall not be entitled to duplicative benefits.

Under the Plan, if an eligible participant is terminated by the Corporation without “cause” (as defined in the Plan), the participant is eligible to receive a severance payment equal to two times the participant’s base salary for the year of termination (or, if greater, for the year before the year of termination), a pro-rata annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year, provided the participant signs a release and waiver of claims in favor of the Corporation. If a participant’s employment is terminated by the Corporation without cause or if the participant terminates his or her employment for “good reason” (as defined in the Plan) within two years following a “change in control” (as defined in the Plan), then instead of receiving the benefits described above, the participant is eligible to receive a severance payment equal to two times the sum of the participant’s base salary and target annual bonus for the year of termination (or, if greater, for the year before the year of termination), a pro-rata target annual bonus for the year of termination, benefit continuation for two years and outplacement services for one year. If any payment under the Plan would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax.

Payments and benefits that are payable under the Plan would be reduced to the extent that the amount of such payments or benefits would exceed the amount permitted to be paid under the Corporation’s Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements (as described below) and such amounts are not approved by the Corporation’s shareholders in accordance with the Policy. The Corporation has determined that the Plan does not require shareholder approval under the terms of the Policy.

The foregoing descriptions of the Plan and notice letter are summaries and are qualified in their entirety by reference to the full text of the Plan and the form of notice letter. A copy of the Plan is furnished herewith as Exhibit 99.1. A copy of the form of notice letter is furnished herewith as Exhibit 99.2.

Item 8.01.	OTHER EVENTS.

(d)	On July 12, 2010, the Board of Directors adopted a Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements (the “Policy”). The Policy provides that the Corporation will not enter into a future severance arrangement with a senior executive that generally provides for severance benefits in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary and target bonus for the year of termination (or, if greater, for the year before the year of termination), unless such arrangement receives approval of the stockholders of the Corporation.

The Policy applies only to future severance arrangements. Future severance arrangements do not include existing severance agreements, unless the severance agreement is modified in such a way as to materially increase benefits. The Board of Directors retains the right to amend the Policy and will promptly disclose any amendment.

The foregoing description of the Policy is a summary and is qualified in its entirety by reference to the full text of the Policy. A copy of the Policy is furnished herewith as Exhibit 99.3.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	EXHIBITS.

Exhibit Number	Description

99.1	The Bank of New York Mellon Corporation Executive Severance Plan, effective July 13, 2010.

99.2	Form of Notice Letter between The Bank of New York Mellon Corporation and Certain Executive Officers.

99.3	The Bank of New York Mellon Corporation Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements, adopted July 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of New York Mellon Corporation
(Registrant)

Date: July 16, 2010	By:	/S/ ARLIE R. NOGAY
	Name:	Arlie R. Nogay
	Title:	Corporate Secretary

EXHIBIT INDEX

Number	Description	Method of Filing

99.1	The Bank of New York Mellon Corporation Executive Severance Plan, effective July 13, 2010.	Furnished herewith

99.2	Form of Notice Letter between The Bank of New York Mellon Corporation and Certain Executive Officers.	Furnished herewith

99.3	The Bank of New York Mellon Corporation Policy Regarding Shareholder Approval Of Future Senior Officer Severance Arrangements, adopted July 12, 2010.	Furnished herewith